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                            90361775    Filed in the Department of
                            1575191      State on AUG 6 1990
                                          [Illegible Signature]
                                       Secretary of the Commonwealth

                           ARTICLES OF INCORPORATION
                                       OF
                            KOPPEL STEEL CORPORATION


     The undersigned, desiring to form a business-stock corporation under 15 Pa.C.S. Section 1306 of the Pennsylvania
Business Corporation Law of 1988, does hereby certify:

FIRST:         The name of said corporation shall be KOPPEL STEEL
               CORPORATION.

SECOND: The place in Pennsylvania where its initial registered office is to be located is 4111 Fourth
               Avenue, in the City of Beaver Falls (Zip Code:
               15010), County of Beaver, Commonwealth of
               Pennsylvania.

THIRD:         The purposes for which the corporation is formed are:

               (a) To obtain steel manufacturing and other facilities within and outside of the State of Pennsylvania.

               (b) To manufacture, have manufactured, use, market, have marketed, sell, have sold, and otherwise to deal in any way with steel and other products.

               (c) To engage in any lawful act or activity for which a corporation may be formed under 15
               Pa.C.S.A. Section 1301 of the Business Corporation
               Law of 1988.

FOURTH: The number of shares which the corporation is authorized to have outstanding is ONE HUNDRED
               (100) shares of common stock without par value.

FIFTH:         The name and address of the incorporator is K.
               Gregory Kepley, 2200 Ameritrust Center, 525 Vine
               Street, Cincinnati, Ohio 45202.

SIXTH: The corporation may purchase or acquire, at anytime or from time to time, shares of any class, voting trust certificates, bonds, debentures, notes, scripts, warrants, obligations, evidences of indebtedness, or any other securities of the corporation, to such extent, in such amount, in

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               such manner and upon such terms as the Board of
               Directors shall determine expedient, subject to compliance with the Business Corporation law of Pennsylvania.

               All shares of the corporation purchased, redeemed or otherwise acquired, unless the Board of Directors or the laws of Pennsylvania specifically provide otherwise, shall be held as treasury shares. Provided, however, that this Article shall not create authority in the Board of Directors to cause an involuntary redemption of the shares of the common stock.

SEVENTH: The board of Directors shall have the power, in its discretion, to divide authorized but unissued shares, including treasury shares, into classes or series, or both, and to determine for any such class or series its voting rights, designations, preferences, limitations and special rights.

EIGHTH: No holder of any share or shares of any class issued by the corporation shall be entitled as such, as a matter or right, at anytime to subscribe for or purchase (a) shares of any class issued by the corporation, now or hereafter authorized, (b) securities of the corporation convertible into or exchangeable for shares of any class issued by the corporation, now or hereafter authorized, or (c) securities of the corporation to which shall be attached any rights or options, whether by the terms of such securities or in the contracts, warrants, or other instruments (whether transferable or non-transferable or separable or inseparable from such securities) evidencing such rights or options entitling the holders thereof to subscribe for or purchase shares or any class issued by the corporation, now or hereafter authorized; it being the intent and is the effect of this Article to fully eliminate any and all pre-emptive rights with respect to the shares of any class issued by the corporation, now or hereafter authorized.

NINTH: Cumulative voting shall not be authorized in the election of the directors or any other matter put to the vote of the shareholders of the corporation.

TENTH: A director of this corporation shall not be disqualified by his office from dealing or contracting with the corporation as a vendor,

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               purchaser, employee, agent or otherwise; nor shall
               any transaction or contract or act of this corporation be void or voidable or in any way affected or invalidated by reason of the fact that any director or any firm of which any director is a member or any corporation of which any director is a shareholder or director is in any way interested in such transaction or contract or act, provided the fact that such directors or such firm or such corporation is so interested shall be disclosed and shall be known to the Board of Directors or such members thereof as shall be present at any meeting of the Board of Director at which action upon any such contract or transaction or act shall be taken; nor shall any such director be accountable or responsible to the corporation for or in respect to any such transaction or contract or act of this corporation or for any gain or profit realized by him by reason of the fact that he or any firm of which he is a member or any corporation of which he is a shareholder or director is so interested in such transaction or contract or act; and any such director may be counted in determining the existence of a quorum at any meeting of the Board of Directors of the corporation which shall authorize, ratify or approve any such contract or transaction or act, with like force and effect as if he or any firm of which he is a member or any corporation of which he is a shareholder or director were not interested in such transaction or contract of act.

     IN WITNESS WHEREOF, I have hereunto subscribed my name, this 9th day of July, 1990.

                                  /S/ K. GREGORY KEPLEY
                                  -------------------------------
                                  K. Gregory Kepley, Incorporator


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